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                                                                      EXHIBIT 11

                                February 2, 2001


Barr Rosenberg Series Trust
4 Orinda Way, Building E
Orinda, California 94563

     Re: Registration Statement on Form N-14
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Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement (the "Registration Statement") of Barr Rosenberg Series Trust (the "Trust") on Form N-14 with respect to its AXA Rosenberg International Equity Fund (the "International Fund"), a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by the International Fund of substantially all of the assets of the AXA Rosenberg Japan Fund (the "Japan Fund"), a series of the Trust, and the issuance of shares of beneficial interest of specified classes of the International Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and between the Trust, on behalf of the International Fund, and the Trust, on behalf of the Japan Fund, (the "Agreement and Plan of Reorganization") in substantially the form included as an exhibit to the Registration Statement.

     We have examined: the Agreement and Plan of Reorganization; the Registration Statement of the Trust, as amended (File No. 33-21677), on Form N-1A under the Act, and all exhibits thereto, all as filed with the Securities and Exchange Commission (the "Commission"); the Trust's Second Amended and Restated Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust), on file in the offices of the Secretary of State of The Commonwealth of Massachusetts and the City Clerk of the City of Boston; the By-Laws of the Trust, as amended to the date hereof (the "By-Laws"); and the Resolutions of the Board of Trustees of the Trust adopted at a meeting held December 4, 2000. We have relied upon a certificate of an officer of the Trust as to certain factual matters. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.


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Barr Rosenberg Series Trust              -2-                   February 2, 2001

     We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the Trust, on behalf of the International Fund, and the Trust, on behalf of the Japan Fund.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of Fund property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Fund would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                     Very truly yours,

                                                     Ropes & Gray